Exhibit 99.2
November 5, 2015

Third Quarter 2015 Earnings Conference Call
Prepared Remarks
About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s third quarter 2015 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.
Third Quarter 2015 Results Conference Call and Webcast
The Company will host a conference call today at 8:30 a.m. ET to discuss these results. Interested parties may participate on the call by dialing +1 (877) 359-9508 (domestic U.S.) or +1 (224) 357-2393 (if calling from outside the U.S.), and reference passcode 47644018. Participants are advised to dial into the call at least ten minutes prior to the start time in order to register. A live but listen-only webcast of the conference call can be accessed through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast of the call will be available on the Company’s website for one year.
Safe Harbor Statement
Any statements in these prepared remarks or on the conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; our ability to place solar assets into service as planned; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission on March 6, 2015. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted cash from operations, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.
Prepared Remarks
George Sakellaris - CEO
As has been the case all year, and as we had expected, our results are being driven by resurgent strength in our U.S. Regions and Federal business segments. Our U.S. Regions segment grew its revenue 33%, a faster rate than both Q1 and Q2. The Federal segment also continued its now two-year run of exceptional revenue growth, by increasing 29% this quarter. Those solid performances offset our weaker business units, including Canada and Integrated-PV, resulting in 20% project and 12% total revenue growth.
We also sustained solid profitability. Adjusted EBITDA was $16.1 million, up 42% sequentially. In addition, we had strong cash flow this quarter generating $24.6 million from operations which is up substantially compared to last year.
Equally important, our sales performance was outstanding, which enabled us to continue to improve our visibility for future growth. Our new awards grew 33% to $208 million, thus increasing the total awarded backlog by over 7%. Our sales teams are energized and focused on driving new business. We are confident that they can continue to win new awards and keep up with our pace of implementation. In both our U.S. Regions and Federal segments, RFP volume is up, proposal submissions are increasing, and the awarded projects are larger.
A great example is our Eastern Region where we booked a landmark award, one of the largest awards in our corporate history. We placed $75 million in awarded backlog to start, and this housing-related project may end up being even larger. An award of this size clearly demonstrates both the trend in our markets to larger projects, and our ability to win them as an industry leader. It also reinforces the demand we are seeing for housing-related work. In August, we announced a similar project with the Housing Authority of the Birmingham District. That $37 million project also involves energy and water retrofits, and will save Birmingham $66 million over the life of the contract. We have several additional housing-related projects in our sales pipeline, and we are bullish about our prospects in this market.

The high level of sales activity in the East complements its solid revenue growth of approximately 20%, and an adjusted EBITDA margin a bit ahead of our corporate average. However, the East Region is only one of our bright spots. In fact, the 33% growth in U.S. revenue was distributed evenly across the country.
Our largest region is Central, which grew nearly 50% despite its size, generating nearly a quarter of our adjusted EBITDA. The prospects in this region are also encouraging. For instance, Minnesota is becoming a prime market for solar work for us. We previously announced our work at the Minneapolis-Saint Paul airport, and we believe our history there positions us well for additional follow-on projects. Meanwhile, our pace of proposals in the state is quite robust, as activity under the so-called Solar Community Garden law gains traction. We are pleased with the solid level of activity across the Central Region, since it can offset pockets of weakness, such as the state budget issues in Illinois that could delay some contracted work there.
Once again, the Federal segment reported superb results, building on our momentum in that market. Revenue grew 29%, and profitability was very good, with adjusted EBITDA margin well above our corporate average. Visibility also improved with contracted backlog up 33%.
The growth in Federal contracted backlog demonstrates our patience and persistence in growing this business. This quarter we contracted two longer-cycle awards. It took over 2 years to move Fort Hamilton into contract, but it was worth the wait since we expect it to bring in $17 million of revenue. Similarly, the Coast Guard opportunity took over 18 months to get to contract, and while smaller at $7 million, creates potential for more repeat business.
We are also identifying opportunities that will enable us to grow our commercial business. We are creating a joint venture with the international property and development company Lend Lease. The JV will pursue efficiency projects in the commercial space, both within Lend Lease’s portfolio and with other third-party properties, in the U.S. This is an important strategic development for us, as it meets one of our key objectives to further develop the C&I market. We are excited about this partnership and the new market opportunities it will create for Ameresco. We intend in the near future to more formally announce the JV and the first project.
In addition to strong performance in our projects, our recurring revenue streams also contributed meaningfully to results. We are focused on growing our operations and maintenance and the energy sales from our operating assets. Both of those businesses are stable, with gross margin and EBITDA margins well above the corporate average, and they both create a solid foundation for our profitability. Notably, we expect energy sales to steadily increase as we expand our operating asset portfolio. Our operating assets under development grew 68% to over $185 million, which bodes well as we place those assets into service in the quarters ahead.
Finally, I want to mention some steps we are taking to deepen the value of our energy efficiency offering. As you know, we have aggregated a number of building-efficiency software tools into a portfolio of analytic and monitoring solutions. This effort has resulted in a solid market position. For example, we ranked well in a recent study that benchmarked 27 building energy software vendors. That study noted that many customers would prefer to utilize analytic and monitoring tools provided by the same company implementing the efficiency improvements.
With a tool set that is recognized for its quality and functionality, we now need to optimize how we go to market. Because customers like to buy from their efficiency vendor, we have a natural advantage in how we can offer analytic and monitoring tools. By combining these tools with our core offering, we are making our energy efficiency proposition even more valuable. To optimize our efforts, we are re-organizing our software group to be highly integrated with the project teams. This should result in a more effective selling strategy, for both tools and projects, and better leverages our large existing project sales force and implementation teams. As part of this optimization effort, we expect to take some restructuring charges in Q4, which John will explain shortly.
In addition, we are continuing to take steps to better align our cost structure in Canada. In 2016 we expect to operate as a smaller and leaner business with an investment strategy balanced between the near and long-term. Our focus remains to position the Canada business unit to accelerate growth in 2016 and beyond.
Let me now turn the call over to John to provide more details about our financial results and guidance. John?
John Granara - CFO
Thank you George, and good morning, everyone. As we get started, please note that unless otherwise stated, all the amounts I reference relate to Q3 2015 and the comparisons are for the year-over-year changes.
Starting with the P&L, revenue of $189.1 million was up 12%. As George discussed, this quarter was characterized by strong performance in our core project businesses in the U.S. Regions and Federal segments. Those were partially offset by lower revenue from Canada and solar PV equipment sales, which is a continuation of headwinds we have been fighting all year.
In our core project business, 20% revenue growth was broad based. U.S. Regions was up 35%, with all areas reporting double digit growth. Federal was up 34%, as we built on the momentum we have seen for the past few quarters. Outside our borders, the decline in Canada was large year over year, but that segment has stabilized now and was down only slightly sequentially. We believe we have contained the problems there. We put in place an experienced local leadership team, we have a growing awarded backlog, and we think we can start posting growth again in 2016. To further prepare for growth and rationalize the cost structure based on the new revenue run rate, we are reorganizing the group and further reducing costs. For example, we are closing one of our sales offices, and consolidating the coverage across others. We expect to take a restructuring charge in Q4 to handle the reorganization, which I will discuss shortly.
Recurring operations and maintenance revenue of $15.5 million was up 8%. We typically do not expect rapid growth in O&M. Rather, it acts like a steady annuity for us, bringing in stable revenue and profit year-in and year-out.
Energy revenue, which we primarily report in our Small-Scale Infrastructure segment, was $14.7 million, up slightly from last year and essentially flat from prior quarter. As George mentioned, we expect this revenue stream to grow in the quarters ahead, as we continue to invest in our portfolio of owned and operated assets.
Moving on to gross margin and operating expenses, gross margin for the third quarter was 19.2%, down somewhat both year over year and sequentially due mainly to mix. Project revenue is somewhat lower margin than our other lines of business, and with project revenue surging it is natural that gross margin percentage is diluted somewhat. Keep in mind that our objective is always to grow gross profit dollars. From that angle, gross profit grew 3.6% year-over-year and by over $5 million sequentially. In addition, we are also still impacted by the often-discussed problem project in Canada, which is a revenue contributor but with zero gross margin. That too is expected to change in 2016 as we complete the project and enjoy the benefit of the lower cost structure we are implementing in Q4.
SG&A expenses were $26.6 million, or 14% of revenue. That is down over 100 basis points from 15% last year, and 280 basis points sequentially from 17%. Inevitably, absolute dollar expenses will grow with the company, but we have structured ourselves to see some operating leverage as revenue ramps. Importantly, project development expenses increased 27% from the prior year. That spending reflects our efforts to build a healthy pipeline of projects, and indicates our sales and development teams are working hard pursuing new opportunities. We consider our PDC spend to be a good leading indicator of awards and projects in the quarters ahead. We are seeing the benefits of our project development efforts in the form of new awards and the increase in assets we are developing.
Operating income was $9.7 million, up 5% from last year due to the increase in revenue. Net income was $4.2 million, or 9 cents per diluted share. That is down versus last year because we are still recording a high tax rate, which was 44% this quarter versus a benefit in the prior year or a rate of (8%). As we have mentioned, we expect before year-end to realize some energy efficiency-related tax incentives that will bring our effective tax rate down to 25% for the year. Originally, there were two possible incentives that could kick in for us, but one is now out of play. Massachusetts did not pass a net metering law which caused a delay in several solar projects we are developing here. The delay pushed the completion date and the related ITC to 2016. The second path was taking advantage of the energy efficiency deductions provided by Section 179D as included in a Tax Extenders bill that is working its way through Congress. We still believe that passage of the Extenders before year-end is likely, so for now we are maintaining our guidance assumption of a full year tax rate of 25%. If the tax extenders are not passed before year end, our full year tax rate will approximate the 50% rate we have been accruing all year. As we have discussed in the past, in addition to the timing of the tax incentives, our full year tax rate is being driven higher by the valuation allowance in Canada which currently represents approximately half of the effective tax rate.
As an aside, using the assumed full-year tax rate of 25%, EPS would have been $0.12 in Q3.
Adjusted EBITDA, a non-GAAP measure that we believe to be reflective of our economic performance, was $16.1 million, or 34 cents per diluted share. Adjusted EBITDA grew 1.5% from last year and 42% sequentially. All of our businesses delivered positive adjusted EBITDA, except Canada and software. We still have some work to do in optimizing our software solution marketing, as George alluded to. We are now integrating the software teams into our core business which should positively impact results in 2016.
Now let’s turn to the balance sheet. Our solid performance resulted in a balance sheet that is stronger than last quarter. We generated $24.6 million in cash from operations and paid down the corporate revolver as of the end of the quarter. Cash was up by $1.9 million from Q2. Receivables were up due to the increase in revenue. However, days sales outstanding were down to 83 days, from 91 in Q2. Consolidated debt declined by over $7 million to $96 million. Removing project debt, which is non-recourse to us, corporate debt was $15.7 million.

Looking at capex, year to date gross capital expenditures were $41 million, up 61% from prior year. The increase represents the planned investments related to our assets in development. For the final quarter of the year, we expect gross capex of approximately $20 million. Our total project assets are now $239.1 million.
On the financing side, we secured another round of tax equity funding during the quarter. We now have up to $85 million to support solar asset development.
Now let’s look at backlog and visibility. We started the quarter with $398 million in fully contracted backlog, and ended the quarter with $379 million. As George mentioned our implementation teams did an outstanding job, recognizing $139 million of work. That execution actually outpaced the tremendous job our sales teams did in converting $120 million of awards into contracts. Even though contracted backlog was down 5% due to completed work, awarded backlog is up 7%, causing our total ending backlog to grow 3%. New awards were $208 million, 33% larger than the new awards we won last year, leading to an award-to-sales ratio of 1.7.
Our performance through the first three quarters gives us confidence in the full-year guidance we have offered throughout the year. Because we have delivered on revenue and have good visibility into Q4, we are raising the low end of our revenue guidance range. We now expect full-year revenues to be in the range of $625 to $640 million.
We expect the momentum in the project businesses to continue through year end, along with some growth in our recurring revenue streams and relative stability in Canada and in solar PV equipment sales.
Due to surging project revenue, we now expect gross margin to be at the lower end of our guidance at 19%, while operating expenses should still be around 16% to 17% of revenue. As I mentioned, we continue to anticipate the effective tax rate for the full year to be around 25%, but caution that we could end up at a higher tax rate if Congress does not cooperate on tax extenders. EPS should fall within a range of $0.16 to $0.20. Adjusted EBITDA is expected to be in the range of $43 million to $46 million.
This outlook is before the charges we are taking as part of our optimization efforts. We are not sure of the exact amounts yet, but we believe we can provide an estimated range of the cash expenses related to the optimization. As of today, we expect to incur $1 million to $1.5 million for severance and lease termination costs. Savings from all of the restructuring activities identified to date should yield an annualized savings of approximately $2.0 million to $2.5 million. There could be some additional non-cash impairment charges as a result of the optimization.

Performance by Segment (in thousands):
	Three Months Ended		Nine Months Ended
	Revenues	Adjusted EBITDA(1)	Revenues	Adjusted EBITDA(1)
September 30, 2015
U.S. Regions	$105,163	$10,178	$225,643	$17,918
U.S. Federal	35,491	4,629	90,071	13,566
Canada	12,931	(311)	37,663	(3,950)
Small-Scale Infrastructure	14,681	7,897	42,059	20,550
All Other	20,876	(816)	61,628	(2,309)
Unallocated corporate activity	—	(5,501)	—	(16,577)
Total Consolidated	$189,142	$16,076	$457,064	$29,198
September 30, 2014
U.S. Regions	$79,217	$7,799	$180,863	$13,723
U.S. Federal	27,600	5,268	66,257	9,421
Canada	21,776	940	57,843	(511)
Small-Scale Infrastructure	13,954	6,026	39,309	17,739
All Other	26,344	1,330	67,908	2,906
Unallocated corporate activity	—	(5,518)	—	(18,026)
Total Consolidated	$168,891	$15,845	$412,180	$25,252
(1) See adjusted EBITDA definition and reconciliation below.
GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating income	$9,670	$9,224	$10,326	$6,221
Depreciation and amortization of intangible assets	6,010	5,938	17,505	16,923
Stock-based compensation	396	683	1,367	2,108
Adjusted EBITDA	$16,076	$15,845	$29,198	$25,252
Adjusted EBITDA margin	8.5%	9.4%	6.4%	6.1%

Adjusted cash from operations (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities	$3,652	$(18,027)	$(33,943)	$(12,093)
Plus: proceeds from Federal ESPC projects	20,976	18,910	61,846	32,886
Adjusted cash from operations	$24,628	$883	$27,903	$20,793

Explanation of Non-GAAP Financial Measures
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the GAAP to non-GAAP Reconciliation in the tables above.
We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment of goodwill and stock-based compensation expense. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, impairment of goodwill and stock-based compensation expense.
Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.
Adjusted Cash From Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.